Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-91649, 333-51400, and 333-281379) and the registration statements on Form S-8 (File Nos. 333-193051, 333-201659, 333-215130, 333-257129, and 333-265608) of our report, dated February 26, 2026, relating to the consolidated financial statements of Innodata Inc. as of December 31, 2025 and 2024, and for each of the years then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2025.

/s/ BDO India Services Private Limited (Predecessor Firm BDO India LLP)
Mumbai, India
February 26, 2026